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                                                                                                Exhibit 99 (f)


                                           System Energy Resources, Inc.
                               Computation of Ratios of Earnings to Fixed Charges and
                                        Ratios of Earnings to Fixed Charges


                                                                     Twelve Months Ended
                                                                        December 31,                      September 30,
                                                       1990      1991       1992       1993       1994      1995

Fixed charges, as defined:
  Interest on long-term debt                         $230,644   $218,538   $196,618   $184,818  $162,517    $144,125
  Interest on notes payable                                 0          0          0          0        88         172
  Amortization of expense and premium on debt-net      10,532      7,495      6,417      4,520     6,731       6,188
  Interest applicable to rentals                       13,830     10,007      6,265      6,790     7,546       5,982
  Other interest charges                                1,460      3,617      1,506      1,600     7,168      12,304
                                                     ---------------------------------------------------------------
Total fixed charges, as defined                      $256,466   $239,657   $210,806   $197,728  $184,050    $168,771
                                                     ===============================================================
Earnings as defined:
  Net Income                                         $168,677   $104,622   $130,141    $93,927    $5,407      $3,445
  Add:
    Provision for income taxes:
      Federal and State                                 4,620    (26,848)    35,082     48,314    67,477      95,297
      Deferred Federal and State - net                 52,962     37,168     23,648     60,690   (27,374)    (55,287)
    Investment tax credit adjustment - net             56,320     63,256     30,123    (30,452)   (3,265)     (3,265)
    Fixed charges as above                            256,466    239,657    210,806    197,728   184,050     168,771
                                                     ---------------------------------------------------------------
Total earnings, as defined                           $539,045   $417,855   $429,800   $370,207  $226,295    $208,961
                                                     ===============================================================
Ratio of earnings to fixed charges, as defined           2.10       1.74       2.04       1.87      1.23        1.24
                                                     ===============================================================


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